Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of GTY Technology Holdings, Inc. on Form S-3, of our report dated November 21, 2018 relating to the combined balance sheets of Questica Inc. and Questica USCDN Inc. as of September 30, 2018 and December 31, 2017, and the related combined statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2018 and the year ended December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
February 26, 2019